EXHIBIT 3.2(c)
                                                  1996 FORM 10-K


                  AMENDMENT TO SECTION 4.10 OF ARTICLE IV
           OF THE RESTATED BYLAWS OF BUCYRUS INTERNATIONAL, INC.
                       ADOPTED BY BOARD OF DIRECTORS
                    AT ITS MEETING OF DECEMBER 18, 1996


      Section 4.10. Action By Consent of Board of Directors. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee. Any copy, facsimile telecommunication or other reliable reproduction of the executed writing or transmission created pursuant to this Section 4.10 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Any such written consent may be executed in counterparts by a director or directors.